[InFocus Letterhead]

EXHIBIT 99.1

Investor Relations Contacts: Kyle Ranson Chief Executive Officer InFocus Corporation (503) 685-8576	Public Relations Contact: Scott Ballantyne Chief Marketing Officer InFocus Corporation (503) 685-8923

Roger Rowe Chief Financial Officer InFocus Corporation (503) 685-8609

InFocus® Announces Preliminary Second Quarter 2006 Financial Results

Final Results Expected to be Released July 25, 2006

WILSONVILLE, Ore., June 26, 2006 — InFocus® Corporation (Nasdaq: INFS) today announced it expects its financial results for the second quarter of 2006 will be below previously issued guidance.

While the second quarter is not yet complete, the Company currently expects that revenues will be down from first quarter revenues of $112 million due to later than expected volume shipment of its new commercial products and weaker than planned sales of its new entry level consumer product, the IN72, especially through the retail channel in both the US and Europe. Gross margins are anticipated to improve from first quarter results of 14.9 percent, however, the lower than anticipated revenues are expected to subdue the gross margin improvement for the second quarter as fixed costs become a higher percentage of total cost of revenues. As a result, the Company does not expect to achieve operating profitability in its core business for the second quarter of 2006.

“While our new Play Big and Work Big projectors continue to win numerous industry awards and critical acclaim, it is now apparent the revenue levels for the second quarter will be below our expectations putting pressure on gross margin improvement and further delaying a return to profitability in our core business,” stated Kyle Ranson, President and CEO. “While this result is disappointing, we continue to make good progress on a number of actions to improve our business, reduce our costs and improve our supply chain efficiency. With our strong balance sheet, adequate cash position and regulatory matters now behind us, we will be focused on taking the actions necessary to grow our core business profitably,” concluded Ranson.

Conference Call Information

The Company will hold a conference call tomorrow, June 27 at 11:00 a.m. eastern time. The session will include brief remarks and a question and answer period. The conference can be accessed by calling (866) 904-2211 (U.S. participants) or (416) 641-2145 (outside U.S. participants), or via live audio Web cast at www.infocus.com. Upon completion of the call, the Web cast will be archived and accessible on our website for individuals unable to listen to the live telecast. The conference call replay will also be available through July 3, 2006 by calling (888) 509-0081 (U.S.) or (416) 695-5275 (outside U.S.). A Pin # is not required.

Final Quarterly Results

The Company plans to release final second quarter results on July 25, 2006 followed by a conference call. Details for this call will be communicated at a later date.

Forward-Looking Statements

This press release includes forward-looking statements, including statements related to anticipated revenues, gross margins, expenses, earnings, availability of components and projectors manufactured for the Company, inventory, backlog, and new product introductions. Also included are forward-looking statements regarding the results and charges associated with restructuring of the Company’s business. Investors are cautioned that all forward-looking statements involve risks and uncertainties and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: 1) in regard to revenues, gross margins, inventory and earnings, uncertainties associated with market acceptance of and demand for the Company’s products, the impact competitive and economic factors have on business buying decisions, dependence on third party suppliers, the impact of regulatory actions by authorities in the markets we serve, the impact of potential fines and/or sanctions imposed as a result of our self disclosure regarding infractions of U.S export law; 2) in regard to product availability and backlog, uncertainties associated with manufacturing capabilities, uncertainties associated with our transition to new contract manufacturing partners, availability of critical components, and dependence on third party suppliers; 3) in regard to new product introductions, ability of the Company to make timely delivery of new platforms, uncertainties associated with the development of technology, uncertainties with product quality and availability with the reliance on off-shore contract manufacturing, dependence on third party suppliers and intellectual property rights; and 4) in regard to the Company’s restructuring plan, uncertainties associated with the impact on revenues and gross margins of plans to focus efforts on certain geographies and sales channels and the ability to execute the transitions planned in the desired time frames based on the scale of actions initiated. Investors are directed to the Company’s filings with the Securities and Exchange Commission, including the Company’s 2005 Form 10-K and first quarter 2006 Form 10-Q, which are available from the Company without charge, for a more complete description of the risks and uncertainties relating to forward-looking statements made by the Company as well as to other aspects of the Company’s business. The forward-looking statements contained in this press release speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward looking statements to reflect events or circumstances after the date of this press release.

About InFocus Corporation

InFocus® Corporation (Nasdaq: INFS) is the industry pioneer and worldwide leader in the projection market today. Nearly twenty years of experience and engineering breakthroughs are at work here, constantly improving what you see in the marketplace, and delivering immersive audio visual impact in home entertainment, business and education environments. Being the inventor and leader is simply a great bonus of making the presentation of ideas, information, and entertainment a vivid, unforgettable experience.

InFocus Corporation’s global headquarters are located in Wilsonville, Oregon, USA, with regional offices in Europe and Asia. For more information, visit the InFocus Corporation web site at www.infocus.com or contact the Company toll-free at 800.294.6400 (U.S. and Canada) or 503.685.8888 worldwide.

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InFocus, Proxima, LiteShow and LP are registered trademarks and ASK, ScreenPlay, Play Big, Work Big and The Big Picture are trademarks of InFocus Corporation. “Digital Light Processing” and “DLP” are trademarks of Texas Instruments.